UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 27, 2011
HMN Financial, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-24100 (Commission File Number)	41-1777397 (IRS Employer Identification No.)

1016 Civic Center Drive Northwest PO Box 6057 Rochester, Minnesota (Address of principal executive offices)	55903-6057 (Zip Code)
Registrant’s telephone number, including area code (507) 535-1200

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 27, 2011, the Compensation Committee of the Board of Directors of HMN Financial, Inc. (the “Company”), approved a grant of discretionary cash retention awards to certain executive officers and other employees of the Company and its wholly owned subsidiary, Home Federal Savings Bank (the “Bank”). The grant of these awards is subject to approval of the Company’s and the Bank’s primary regulator, the Office of Thrift Supervision (the “OTS”).
     These awards, which are payable in three equal annual installments, are for the purpose of retaining the persons who will receive these awards. An employee will vest in an installment if the employee remains employed on December 31 of each year and has been continuously employed throughout the year, or else has died or become disabled during the calendar year. An employee will vest in the entire unvested award upon a change in control of the Company, but only to the extent that such vesting does not cause the Company to fail to meet its obligations under the Troubled Asset Relief Program or to comply with any applicable order or rule of, or memorandum of understanding with, directive or consent, approval or no objection requirement of, the OTS or other supervisory authority. The vested portion of the cash retention award will be paid to the employee by normal payroll on January 31 in the year following the year in which vesting occurs. The executive officers who have been designated for an award and the aggregate amount payable pursuant to the award are as follows: Dwain C. Jorgensen, Senior Vice President of Facilities and Compliance of the Company and Bank, $16,800 ($5,600 on January 31 in 2012, 2013 and 2014); Susan K. Kolling, Senior Vice President of the Company and the Bank, $24,720 ($8,240 on January 31 in 2012, 2013 and 2014).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HMN Financial, Inc. (Registrant)
Date: February 2, 2011	/s/ Jon Eberle
Jon Eberle
Senior Vice President, Chief Financial Officer and Treasurer